Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2008

RESULTS; PROVIDES 4th QUARTER, UPDATED FULL YEAR 2008 AND FULL

YEAR 2009 OUTLOOK

BOCA RATON, Fla., October 30, 2008 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2008. Highlights of the results include:

☐	Third quarter over year earlier period:

•	Site leasing revenue growth of 24.0%

•	Tower cash flow growth of 29.4%

•	Operating income growth of $6.1 million

•	Net loss decreased from $17.5 million to $16.4 million

•	Adjusted EBITDA growth of 26.7%

•	Equity Free Cash Flow per share growth of 27.6%

Operating Results

Total revenues in the third quarter of 2008 were $118.7 million, compared to $103.2 million in the year earlier period, an increase of 15.0%. Site leasing revenue of $100.5 million was up 24.0% over the year earlier period and site leasing segment operating profit (as defined below) of $75.8 million was up 33.8% over the year earlier period. In the third quarter of 2008, site leasing revenue included a one-time benefit of $0.8 million associated with a settlement of outstanding receivable balances. Site leasing contributed 98.9% of the Company’s total segment operating profit in the third quarter of 2008.

Tower Cash Flow (as defined below) for the quarter ended September 30, 2008, was $76.6 million, a 29.4% increase over the year earlier period. Tower Cash Flow margin for the three months ended September 30, 2008 was 77.7%, compared to 75.1% in the year earlier period.

Site development revenues were $18.2 million in the third quarter of 2008 compared to $22.2 million in the year earlier period, an 18.1% decrease due primarily to the continued slowdown of a single services customer of the Company. Site development segment operating profit margin was 4.8% in the third quarter of 2008, compared to 13.1% in the year earlier period.

Selling, general and administrative expenses were $12.5 million in the third quarter of 2008, compared to $11.3 million in the year earlier period. Included in selling, general and administrative expenses were non-cash compensation charges of $1.6 million and $1.5 million in the third quarter of 2008 and 2007, respectively. Also included in selling, general and administrative expenses for the third quarter of 2008 is a $0.9 million one-time severance expense related to the departure of our former Chief Financial Officer. Net loss for the third quarter of 2008 was $16.4 million or $0.15 per share, compared to a net loss of $17.5 million or $0.17 per share in the year earlier period.

Adjusted EBITDA (as defined below) in the third quarter was $66.9 million, compared to $52.8 million in the year earlier period, a 26.7% increase. Adjusted EBITDA margin was 57.3% in the third quarter of 2008 compared to 52.3% in the year earlier period.

Net cash interest expense (as defined below), excluding amortization of deferred financing fees and the impact of interest rate hedging, was $24.9 million in the third quarter of 2008, compared to $20.3 million in the year earlier period.

Equity free cash flow (as defined below) for the quarter ended September 30, 2008 was $39.3 million compared to $30.2 million in the year earlier period. Equity free cash flow per share was $0.37 in the quarter ended September 30, 2008 compared to $0.29 per share in the year earlier period, an increase of 27.6%.

“We had another very solid quarter in our core site leasing business,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Recent news from our customers shows that wireless continues to perform well. Consumer demand for wireless services remains strong, particularly for smart phones and data products which require strong networks. In response, our customers have been actively investing in their wireless businesses, either building new markets or improving and strengthening existing networks. We expect that activity to remain solid through 2009 and beyond, despite what we expect will be challenging times for the general economy.”

“We have been very active growing our tower portfolio in recent years. Since the second quarter of 2006, we have more than doubled the number of towers we own and we will grow our portfolio over 25% in 2008 alone. These new assets will contribute materially to the strong year over year growth we project in our 2009 Outlook. While adverse conditions continue in the capital markets, we intend to direct our strong and growing cash flows toward reducing our net debt, and for the time being away from portfolio growth. Our historical and continuing focus on improvements to operations will position us well for additional portfolio growth in the future. With the use of our substantial cash flows to reduce net debt and our expectations for continued strong leasing activity and operational performance, we expect to reduce leverage materially by the end of 2009 and be well positioned to comfortably refinance our 2010 and 2011 debt maturities.”

“In preparing our 2009 Outlook, we are comforted by the strength, resiliency and predictability of our leasing business. We provide the critical infrastructure necessary for the delivery of wireless services. We have good visibility on expected 2009 leasing revenues based on our large recurring revenue base, long term contracts, contractual annual rent escalators, low customer churn, and the strong influence of second half 2008 leasing activity on 2009 reported site leasing revenues. Our expense base is primarily fixed, as opposed to variable, in nature and not particularly subject to swings caused by short-term economic changes. As a result, we provide our 2009 Outlook with a high degree of confidence notwithstanding what we expect will be a difficult year for the general economy.”

Investing Activities

During the third quarter of 2008, SBA purchased 567 towers (including those from Optasite Holding Company Inc.) and built 22 towers, and as of September 30, 2008, SBA owned 7,484 towers. The 567 towers were purchased for an aggregate amount of approximately $452 million, of which $30.8 million was paid in cash. In addition, the Company assumed Optasite’s $150 million credit facility and issued 7.7 million shares of SBA Class A common stock. Total cash capital expenditures for the third quarter of 2008 were $45.9 million, consisting of $2.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $43.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease buyouts). During the third quarter, the Company spent $5.4 million purchasing land and easements and extending lease terms with respect to land underlying its towers.

Since September 30, 2008, SBA acquired 340 towers, 5 managed sites and 5 distributed antenna system (“DAS”) networks from Light Tower Wireless, LLC. The aggregate purchase price paid for the towers and related assets was $224 million which was paid in cash. The Company anticipates that it will own approximately 7,850 towers at the end of 2008.

Financing Activities and Liquidity

SBA ended the third quarter with $1.555 billion of commercial mortgage-backed pass-through certificates outstanding, $350.0 million of 0.375% Convertible Senior Notes, $550.0 million of 1.875% Convertible Senior Notes, $225.4 million borrowed under the Company’s senior credit facility and the fully drawn $150.0 million credit facility assumed in the Optasite acquisition, which was recorded on the Company’s balance sheet at its fair value of $147 million. At September 30, 2008, cash and cash equivalents, short term investments and short-term restricted cash was approximately $476.6 million. At September 30, 2008, the Company’s net debt (as defined below) was $2.4 billion and its net debt and net secured debt to Annualized Adjusted EBITDA leverage ratios (as defined below) were 8.8x and 5.4x, respectively.

During October 2008, the Company repurchased $83.0 million of its 0.375% Convertible Senior Notes due 2010 in privately-negotiated transactions for $60.9 million in cash. Additionally, the Company exchanged 2.735 million shares of the Company’s Class A common stock for $60.5 million of its 0.375% Convertible Senior Notes due 2010. As of the date of this press release, the Company has $206.5 million of its 0.375% Convertible Senior Notes due 2010 outstanding. On a pro forma basis for the debt exchanges and repurchases, and assuming the Optasite transaction closed as of July 1, 2008, our net debt to Annualized Adjusted EBITDA leverage ratio was 7.9x at September 30, 2008.

In October 2008, Lehman Commercial Paper Inc., one of the lenders under our $335 million senior credit facility, filed for bankruptcy and has defaulted on its $50 million funding obligation. As a result, the aggregate enforceable commitment of the senior secured revolving credit facility is reduced from $335.0 million to $285.0 million. As of the date of this press release, the Company’s availability under the senior credit facility was approximately $60 million.

Outlook

The Company is providing its fourth quarter 2008 Outlook, updating its Full Year 2008 Outlook and providing its Full Year 2009 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

In preparing its 2009 Outlook, the Company has assumed a slightly greater dollar amount of organic cash revenue growth per tower, net of churn and inclusive of contract rent escalators for 2009 than its estimated organic cash revenue growth per tower in 2008. The Company reports and prepares its Outlook on a GAAP basis, except as set forth in the notes to the Outlook. Timing and other differences exist between the Company’s operational performance and its reported results including but not limited to: (1) the Company’s organic growth component of its site leasing business in fiscal 2009 is substantially determined by the operational activity of its customers in the period from July 1, 2008 through June 30, 2009, due to the delay between the signing of a new lease or an amendment to an existing lease and the GAAP recognition of revenue associated with the lease or amendment and (2) the Company’s Outlook reflects the requirements of FAS 13, which requires certain non-cash adjustments to be made to the Company’s leasing revenue and expense. The Company expects to recognize approximately $2.5 million less in non-cash site leasing revenue under FAS 13 in fiscal 2009 than was recognized in fiscal 2008.

	Quarter ended December 31, 2008			Full Year 2008			Full Year 2009
	($’s in millions)
Site leasing revenue (1)	$109.0	to	$111.0	$392.6	to	$394.6	$458.0	to	$478.0
Site development revenue	$18.0	to	$20.0	$74.9	to	$76.9	$75.0	to	$95.0
Total revenues	$127.0	to	$131.0	$467.5	to	$471.5	$533.0	to	$573.0
Tower cash flow	$83.5	to	$85.5	$299.6	to	$301.6	$352.5	to	$372.5
Adjusted EBITDA (2)	$75.0	to	$77.0	$266.9	to	$268.9	$322.0	to	$338.0
Net cash interest expense (3)	$29.0	to	$30.0	$99.3	to	$100.3	$107.0	to	$117.0
Cash taxes paid	$0.5	to	$0.7	$1.9	to	$2.1	$2.0	to	$3.0
Non-discretionary cash capital expenditures(4)	$2.0	to	$3.0	$6.7	to	$7.7	$6.0	to	$9.0
Equity free cash flow(5)	$41.3	to	$45.5	$156.8	to	$161.0	$193.0	to	$223.0
Discretionary cash capital expenditures(6)	$240.0	to	$250.0	$579.3	to	$589.3	$25.0	to	$50.0

(1)	Includes approximately $12 million in 2008 and $14 million in 2009 of revenue from our managed, lease/sublease and DAS assets.
(2)

Excludes non-recurring expenses which may be incurred in the fourth quarter of 2008 in connection with the integration of the Light Tower and Optasite transactions. Also excludes acquisition related costs which are currently capitalized, but, commencing January 1, 2009 pursuant to the adoption of Statement of Financial Accounting Standard 141(R), will be required to be expensed and included within operating expenses.

(3)

Excludes amortization of deferred financing fees, non-cash interest expense associated with the Optasite credit facility and any impact of interest rate hedging. Full year 2009 Outlook assumes an average one-month LIBOR rate of 2.5%.

(4)

Consists of tower maintenance and general corporate capital expenditures, and, with respect to the fourth quarter of 2008, contemplates certain one-time capital expenditures to integrate the Optasite and Light Tower assets.

(5)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(6)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. The Company plans on building 80 to 90 new towers in 2008 for its ownership. Fourth quarter and full year 2008 expenditure Outlook includes cash expenditures related to completed acquisitions described above, and reflects 30 fewer towers to be acquired by year-end 2008 than originally projected in the Company’s second quarter earnings release. The Company plans on building 80 to 100 new towers in 2009 for its ownership. Full year 2009 Outlook assumes no acquisitions of additional towers, and year-end 2009 towers owned of 7,930 to 7,950.

Conference Call Information

SBA Communications Corporation will host a conference call Friday, October 31, 2008 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, October 31, 2008 at 10:00 A.M. Eastern Daylight Time
Dial-in number:	(800) 288-8961
Conference call name:	“SBA Third Quarter Results”
Replay:	October 31, 2008 at 1:00 P.M. through November 14, 2008 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	963419
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s prospects for 2008, 2009 and beyond; (ii) the Company’s expectations regarding customer demand and activity in 2009 and beyond and its effect on the Company’s organic site leasing growth, tower cash flow growth, portfolio growth, and growth in equity free cash flow per share; (iii) the Company’s financial and operational guidance for the fourth quarter of 2008, full year 2008 and full year 2009; (iv) the Company’s expectations regarding its tower portfolio growth during 2008, 2009 and beyond and the impact of such growth on the Company’s 2009 Outlook; (v) the Company’s intention to direct cash flows toward reducing debt; (vi) the Company’s expectations regarding materially reducing leverage by the end of 2009 and its ability to refinance its 2010 and 2011 debt maturities; and (vii) the Company’s plan to build 80 to 90 new towers in 2008 and 80 to 100 new towers in 2009. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 28, 2008 and Form 10-Q filed with the Commission on May 7, 2008 and August 7, 2008. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to use cash flows to reduce net debt and, therefore, materially reduce its leverage by the end of 2009; (7) the Company’s ability to successfully refinance its 2010 and 2011 debt maturities on favorable terms or at all; (8) the zoning, weather, availability of labor and supplies and other factors that could affect the Company’s ability to build 80 to 90 towers in 2008 and 80 to 100 towers in 2009; (9) the Company’s ability to acquire towers and land underneath towers on terms that are accretive; (10) our ability to realize economies of scale from our tower portfolio; (11) our ability to comply with covenants and the terms of our credit instruments; (12) market conditions, including interest rates, that may affect the liquidity of the Company’s investments and the ability to borrow and the cost of its borrowings; (13) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; and (14) the continued dependence on towers and outsourced site development services by the wireless carriers.

With respect to the Company’s plan for new builds, these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis. Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 35,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically, these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended September 30,		For the three months ended September 30,
	2008	2007	2008	2007
	(in thousands)
Segment revenue	$100,506	$81,038	$18,150	$22,163
Segment cost of revenue (excluding depreciation, accretion and amortization)	(24,726)	(24,395)	(17,282)	(19,257)

Segment operating profit	$75,780	$56,643	$868	$2,906

Segment operating profit margin (1)	75.4%	69.9%	4.8%	13.1%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release includes disclosures on our historical results and future outlook for Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically, these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands)
Site leasing revenue	$100,506	$81,038
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(24,726)	(24,395)

Site leasing segment operating profit	75,780	56,643
Non-cash leasing revenue	(1,866)	(2,197)
Non-cash ground lease expense	2,702	4,781

Tower Cash Flow(1)	$76,616	$59,227

(1)	Tower Cash Flow for the three months ended December 31, 2008, fiscal year 2008 and fiscal year 2009 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands)
Site leasing revenue	$100,506	$81,038
Non-cash leasing revenue	(1,866)	(2,197)

Site leasing revenue minus non-cash revenue	$98,640	$78,841

Tower Cash Flow	$76,616	$59,227

Tower Cash Flow Margin(1)	77.7%	75.1%

(1)	Tower Cash Flow Margin for the three months ended December 31, 2008, fiscal year 2008 and fiscal year 2009 will be calculated in the same manner.

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release includes disclosures on our historical results and future outlook for Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net loss excluding the impact of net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other income and expense (including in the third quarter of 2008 the $0.5 million other-than-temporary impairment charge on the Company’s auction rate securities), non-recurring acquisition related integration costs associated with the Optasite and Light Tower acquisitions, non-cash leasing revenue and non-cash ground lease expense. In addition, commencing January 1, 2009, Adjusted EBITDA will exclude acquisition related costs which are currently capitalized, but, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), will be required to be expensed and included within operating expenses. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin have certain material limitations, including the following:

•

They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

•

They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

•

They do not include provisions for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations; and

•

They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands)
Net loss	$(16,423)	$(17,534)
Interest income	(1,847)	(3,029)
Interest expense	28,334	25,409
Depreciation, accretion and amortization	52,725	42,949
Provision for taxes(1)	685	923
Loss from write-off of deferred financing fees and extinguishment of debt	414	—
Non-cash compensation	1,615	1,595
Non-cash leasing revenue	(1,866)	(2,197)
Non-cash ground lease expense	2,702	4,781
Other(2)	601	(77)

Adjusted EBITDA(3)	$66,940	$52,820

Annualized Adjusted EBITDA(4)	$267,760	$211,280

(1)

For the three months ended September 30, 2008 and September 30, 2007, these amounts included $260 and $381, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(2)	For the three months ended September 30, 2008, this amount includes $77 of acquisition integration costs reflected on the Statement of Operations in selling, general and administrative expenses.
(3)

Adjusted EBITDA for the three months ended December 31, 2008, fiscal year 2008 and fiscal year 2009 will be calculated in the same manner except for acquisition related costs in 2009. Commencing January 1, 2009, Adjusted EBITDA will exclude acquisition related costs which are currently capitalized, but pursuant to the adoption of Statement of Financial Accounting Standard 141(R), will be required to be expensed and included within operating expense.

(4)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands)
Total revenues	$118,656	$103,201
Non-cash leasing revenue	(1,866)	(2,197)

Total revenue minus non-cash revenue	$116,790	$101,004

Adjusted EBITDA	$66,940	$52,820

Adjusted EBITDA Margin(1)	57.3%	52.3%

(1)	Adjusted EBITDA Margin for the three months ended December 31, 2008, fiscal year 2008 and fiscal year 2009 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents, short-term investments, and short-term restricted cash. Commencing January 1, 2009, the Company will be required to retroactively present its debt balances associated with its Convertible Senior Notes in accordance with APB 14-1. However, we will continue to include our convertible debt at its notional principal balance upon maturity for purposes of calculating net debt. In connection with the acquisition of Optasite, the $150 million credit facility has been recorded at a discount in order to reflect its fair value. However, we will continue to include the Optasite credit facility at its full principal balance for purposes of calculating net debt. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition, and they are used by our lenders to determine compliance with certain covenants under our senior credit facility. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically, these measurements exclude cash and cash equivalents, short-term investments, and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio as well as Pro Forma Net Debt and Pro Forma Leverage Ratio are as follows:

	September 30, 2008		Pro Forma Adjustments(1)	Pro Forma September 30, 2008
	(in thousands)
Long-term debt	$2,821,948		$(143,514)	$2,678,434
Current maturities of long-term debt	5,500			5,500
Discount on Optasite credit facility	3,000			3,000
Less:
Cash and cash equivalents, short-term investments, and short-term restricted cash	(476,585)		$60,910	(415,675)

Net debt	$2,353,863			$2,271,259
Divided by:
Annualized Adjusted EBITDA	$267,760		$18,046	$285,806

Net Leverage Ratio	8.8	x		7.9	x

(1)	The pro forma adjustments assume the Optasite transaction closed on July 1, 2008 and our debt exchanges and repurchases described above occurred on September 30, 2008.

Net Secured Debt and Secured Leverage Ratio

This press release includes disclosures regarding Net Secured Debt and Secured Leverage Ratio. Net Secured Debt is defined as debt minus unsecured debt and cash and cash equivalents, short-term investments and short-term restricted cash. Commencing January 1, 2009, the Company will be required to retroactively present its debt balances associated with its Convertible Senior Notes in accordance with APB 14-1. However, we will continue to include our convertible debt at its notional principal balance upon maturity for purposes of calculating net secured debt. In connection with the acquisition of Optasite, the $150 million credit facility has been recorded at a discount in order to reflect its fair value. However, we will continue to include the Optasite credit facility at its full principal balance for purposes of calculating net secured debt. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition and are used by lenders to evaluate potential borrowing capacity. The non-GAAP measurements of Net Secured Debt and Secured Leverage Ratio have certain material limitations. Specifically, these measurements exclude unsecured debt and cash and cash equivalents, short term investments and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis and because we are obligated to repay our unsecured debt upon its final maturity, these measures may have material limitations. In addition, since a component of our Secured Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Secured Debt and our Secured Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Secured Debt and Secured Leverage Ratio are as follows:

	September 30, 2008
	(in thousands)
Long-term debt	$2,821,948
Current maturities of long-term debt	5,500
Discount on Optasite credit facility	3,000
Less:
Unsecured long-term debt	(900,000)

Secured long-term debt	$1,930,448
Less: Cash and cash equivalents, short-term investments, and short-term restricted cash	(476,585)

Net secured debt	$1,453,863
Divided by:
Annualized Adjusted EBITDA	$267,760

Secured leverage ratio	5.4	x

Net Cash Interest Expense

This press release, including our fourth quarter 2008, full year 2008 and full year 2009 Outlook, also includes disclosures regarding Net Cash Interest Expense which is a non-GAAP financial measure. Net Cash Interest Expense is defined as interest expense less interest income and adjusted to exclude the impact of interest rate hedging, non-cash interest expense associated with the Optasite credit facility and, beginning in 2009, to exclude non-cash interest expense recorded in connection with the adoption of APB 14-1.

The reconciliation of Net Cash Interest Expense is as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands)
Interest expense(1)	$25,080	$23,164
Impact of interest rate hedging(2)	1,667	141
Interest income	(1,847)	(3,029)

Net cash interest expense	$24,900	$20,276

(1)	Excludes amortization of deferred financing fees.
(2)	Includes gain on interest rate swap

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release includes disclosures on our historical results and our future outlook for Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically, these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands)
Adjusted EBITDA	$66,940	$52,820
Net cash interest expense(1)	(24,900)	(20,276)
Non-discretionary cash capital expenditures	(2,006)	(1,812)
Cash taxes paid	(739)	(525)

Equity free cash flow(2)	$39,295	$30,207

(1)	Excludes amortization of deferred financing fees and the impact of interest rate hedging.
(2)	Equity Free Cash Flow for the three months ended December 31, 2008, fiscal year 2008 and fiscal year 2009 will be calculated in the same manner.

The calculation of Equity Free Cash Flow Per Share is as follows:

	For the three months ended September 30,
	2008	2007
	(in thousands except per share amounts)
Equity Free Cash Flow	$39,295	$30,207
Divided by:
Weighted average number of common shares	107,384	104,188

Equity Free Cash Flow Per Share	$0.37	$0.29

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Site leasing	$100,506	$81,038	$283,620	$237,100
Site development	18,150	22,163	56,905	62,198

Total revenues	118,656	103,201	340,525	299,298

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Site leasing	24,726	24,395	69,367	66,185
Site development	17,282	19,257	52,237	54,183
Selling, general and administrative(1)	12,496	11,289	35,536	33,691
Depreciation, accretion and amortization	52,725	42,949	149,331	124,892

Total operating expenses	107,229	97,890	306,471	278,951

Operating income	11,427	5,311	34,054	20,347

Other income (expense):
Interest income	1,847	3,029	5,574	7,528
Interest expense(2)	(25,080)	(23,164)	(73,898)	(69,336)
Amortization of deferred financing fees	(3,254)	(2,245)	(8,659)	(6,259)
Write-off of deferred financing fees and extinguishment of debt	(414)	—	(414)	(431)
Other	(525)	77	(5,412)	(114)

Total other expense	(27,426)	(22,303)	(82,809)	(68,612)

Loss before provision for income taxes	(15,999)	(16,992)	(48,755)	(48,265)

Provision for income taxes	(424)	(542)	(692)	(735)

Net loss	$(16,423)	$(17,534)	$(49,447)	$(49,000)

(1)	Includes $1,555, $1,519, $5,399 and $4,971 of non-cash compensation for the three months ended September 30, 2008 and 2007 and for the nine months ended September 30, 2008 and 2007, respectively.
(2)

Includes $1,667 and $141 of impact of interest rate hedges for the three months ended September 30, 2008 and 2007, respectively, and $1,947 and $424 for the nine months ended September 30, 2008 and 2007, respectively.

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Basic and diluted loss per common share	$(0.15)	$(0.17)	$(0.46)	$(0.47)

Weighted average number of common shares	107,384	104,188	107,661	104,333

	For the three months ended September 30,
	2008	2007
Other Data:
Tower Cash Flow	$76,616	$59,227

Adjusted EBITDA	$66,940	$52,820

Equity Free Cash Flow	$39,295	$30,207

Equity Free Cash Flow per share	$0.37	$0.29

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$439,155	$70,272
Short term investments	161	55,142
Restricted cash	37,269	37,601
Accounts receivable, net of allowances of $788 and $1,816 in 2008 and 2007, respectively	12,792	20,183
Other current assets	25,069	30,014

Total current assets	514,446	213,212

Property and equipment, net	1,435,987	1,191,969
Intangible assets, net	1,298,343	868,999
Deferred financing fees, net	40,465	33,578
Other long-term assets	98,607	76,565

Total assets	$3,387,848	$2,384,323

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$37,381	$32,321
Current maturities of long-term debt	5,500	—
Interest payable	8,729	3,499
Other current liabilities	49,217	40,350

Total current liabilities	100,827	76,170

Long-term liabilities:
Long-term debt	2,821,948	1,905,000
Deferred revenue	17,063	12,919
Other long-term liabilities	60,720	52,843

Total long-term liabilities	2,899,731	1,970,762

Shareholders’ equity	387,290	337,391

Total liabilities and shareholders’ equity	$3,387,848	$2,384,323

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,423)	$(17,534)
Depreciation, accretion and amortization	52,725	42,949
Other non-cash items reflected in Statements of Operations	3,845	3,680
Loss from write-off of deferred financing fees and extinguishment of debt	414	—
Changes in operating assets and liabilities	13,437	(211)

Net cash provided by operating activities	53,998	28,884

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	—	(70,275)
Sale of short-term investments	—	50,376
Capital expenditures	(9,948)	(6,768)
Acquisitions and related earn-outs	(35,922)	(54,017)
Proceeds from sale of fixed assets	13	64
Payment of restricted cash relating to tower removal obligations	(95)	(456)

Net cash used in investing activities	(45,952)	(81,076)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under senior credit facility	225,448	—
Payment of restricted cash relating to CMBS Notes	(2,001)	(2,883)
Deferred financing fees paid	(731)	(34)
Proceeds from employee stock purchase/option plans	1,123	936

Net cash provided by (used in) financing activities	223,839	(1,981)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	231,885	(54,173)

CASH AND CASH EQUIVALENTS:
Beginning of period	207,270	97,534
End of period	$439,155	$43,361

	For the three months ended September 30, 2008	For the nine months ended September 30, 2008
SELECTED CASH CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$5,838	$17,502

Operating tower construction:
Tower upgrades/augmentations	2,104	4,503
Maintenance/improvement capital expenditures	1,391	3,689

	3,495	8,192

General corporate expenditures	615	1,029

	$9,948	$26,723